Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Opendoor Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.0001 per share	Rule 457(c) and Rule 457(h)	31,200,000	$6.1425(2)	$191,646,000(2)	$92.70 per $1,000,000	$17,765.58
Total Offering Amounts					$191,646,000		$17,765.58
Total Fee Offsets							$0
Net Fee Due							$17,765.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Opendoor Technologies Inc. (the “Company”) that become issuable under the Opendoor Technologies Inc. 2022 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of the common stock of the Company.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the Company’s common stock reported on the NASDAQ Global Select Market on August 12, 2022.

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